SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    F0RM 8-K

                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

        Date of report (date of earliest event reported) June 10, 2003

                                 Unitrin, Inc.
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

One East Wacker Drive, Chicago, Illinois                   60601
(Address of principal executive offices)                (Zip Code)

         0-18298                                           95-4255452
(Commission File Number)                 (I.R.S. Employer Identification No.)

                                 (312) 661-4600
              (Registrant's telephone number, including area code)

                                 Not Applicable
         (Former name or former address, if changed since last report)



Item 5.  Other Events and Regulation FD Disclosure.

In its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, (the "March 10-Q Report"), as well as earlier reports filed with the Securities and Exchange Commission, Unitrin described its June 2002 acquisition of the personal lines property and casualty insurance business of the Kemper Insurance Companies ("KIC"), including the fact that Unitrin continues to rely on KIC to write new policies and renew existing policies on Unitrin's behalf until Unitrin's insurance subsidiaries have obtained all insurance regulatory authorizations and have completed certain computer and data processing modifications necessary to allow the migration of such policies to such subsidiaries.

In its March 10-Q Report, Unitrin reported that A.M. Best Co., Inc., the principal insurance company rating agency, had lowered its rating for KIC from "A-" (excellent) to "B+" (very good) in December 2002, from "B+" to "B" (fair) in March 2003 and from "B" to "C++" (Marginal) on May 1, 2003, with a negative rating outlook. On June 10, 2003, A.M. Best announced that it has further downgraded KIC from "C++" to "D" (Poor). A.M. Best attributed the downgrade to KIC's "announcement that upon completion of the year-end 2002 independent financial audit, Lumbermens Mutual Casualty Co., the lead company of the [KIC] inter-company pool, expects its year-end 2002 statutory surplus - as reflected in its annual statement - to be substantially lower than currently stated." According to A.M. Best, KIC "management has indicated that if the adjustments had been reflected in its year-end 2002 statutory filing of Lumbermens Mutual Casualty Co., total risk-adjusted capital would fall within the Mandatory Control Level of the risk-based capital calculation required by the Illinois Department of Insurance."

As indicated in the March 10-Q Report, these ratings actions with respect to KIC have no impact on Unitrin's property and casualty insurance subsidiaries' "A" (excellent) rating from A.M. Best.

When an insurance company's risk-based capital falls within the Mandatory Control Level, the Illinois Director of Insurance is mandated to place the company in receivership proceedings or, in the case of a property and casualty insurance company such as KIC, which has indicated that it "is no longer writing new business and which is running off existing business," may allow the run-off to proceed under the supervision of the Illinois Director of Insurance. In such a run-off, KIC would only be able to write insurance coverage where required by state law or contractual commitments, such as its contractual commitment to write certain personal lines coverage on Unitrin's behalf. If KIC were placed into receivership, KIC's ability to write additional coverage would terminate regardless of existing contractual commitments. In addition, in a receivership, the Illinois Department of Insurance could attempt to take the further action of canceling policies written by KIC mid-term.

Unitrin is continuing the migration of the KIC personal lines business to Unitrin's insurance subsidiaries as rapidly as possible to reduce its dependence on KIC. Unitrin's licensing and computer and data processing efforts to allow Unitrin's insurance subsidiaries to directly renew the KIC personal lines business are substantially complete. Unitrin is also in the process of developing the data processing capability to renew such business in bulk mid-term, should the need to do so arise, in order to reduce the burden of such an event on independent agents and policyholders. Unitrin expects to have this data processing capability substantially completed by the end of the third quarter. However, the vast majority of the KIC personal lines business has yet to be renewed directly by Unitrin's subsidiaries, and the further ratings downgrade and other developments with respect to KIC may adversely affect such renewals and the amount of future premiums received by Unitrin from the KIC personal lines business. While there can be no assurance that Unitrin's insurance subsidiaries will be successful in retaining a substantial portion of such business, Unitrin's experience thus far is that such renewals are being retained at levels consistent with KIC's historical rates.

There can be no assurance as to the specific actions that the Illinois Department of Insurance will take with respect to KIC or the ultimate effect such actions may have on Unitrin.

This Report on Form 8-K contains forward-looking statements, which usually include words such as "believe(s)," "goal(s)," "target(s)," "estimate(s)," "anticipate(s)," "forecast(s)," "plan(s)," "intend(s)," "expect(s)," and similar expressions. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this Report. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those contemplated in such statements. Such risks and uncertainties include, but are not limited to, changes in economic factors (such as interest rates, unemployment rates and stock market fluctuations), changes in competitive conditions (including availability of labor with required technical or other skills), the number and severity of insurance claims (including those associated with catastrophe losses), regulatory approval of certain insurance premium rates, policy terms, license applications and similar matters, governmental actions (including new laws or regulations or court decisions interpreting existing laws and regulations), adverse judgments in litigation to which the Company or its subsidiaries are parties, realization of the economies of scale, and the successful migration of the KIC business. No assurances can be given that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Unitrin assumes no obligation to release publicly any revisions to any forward-looking statements as a result of events or developments subsequent to the date of this Report.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                 Unitrin, Inc.

Date:  June 13, 2003                             /s/ Eric J. Draut
                                                 Eric J. Draut
                                                 Executive Vice President and
                                                 Chief Financial Officer